Exhibit 16.1
February 24, 2023

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Qualtrics International Inc. (the Company) and, under the date of February 24, 2023, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021, and the effectiveness of internal control over financial reporting as of December 31, 2022. On February 21, 2023, we were notified that the Company engaged BDO USA, LLP as its principal accountant for the year ending December 31, 2023 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audits of the Company’s consolidated financial statements as of and for the year ended December 31, 2022 and the effectiveness of internal control over financial reporting as of December 31, 2022, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated February 24, 2023, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in 4.01(b).

Very truly yours,
/s/ KPMG LLP